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GLOBAL MULTIMEDIA TRUST INC. Shareholder Commentary March 31, 2010

GLOBAL
MULTIMEDIA
TRUST inc.
Our cover icon represents the underpinnings of Gabelli. The Teton mountains in Wyoming represent what we believe in in America – that creativity, ingenuity, hard work, and a global uniqueness provide enduring values. They also stand out in an increasingly complex, interconnected, and interdependent economic world.
Investment Objective:
The Gabelli Global Multimedia Trust Inc. is a non-diversified, closed-end management investment company whose primary objective is long-term growth of capital, with income as a secondary objective. The Fund seeks opportunities for long-term growth within the context of two main investment universes: companies involved in creativity, as it relates to the development of intellectual property rights (copyrights); and companies involved in distribution, as it relates to the delivery of these copyrights. Additionally, the Fund will invest in companies participating in emerging technological advances in interactive services and products.

We have separated the portfolio managers’ commentary from the financial statements and investment portfolio due to corporate governance regulations stipulated by the Sarbanes-Oxley Act of 2002. We have done this to ensure that the content of the portfolio managers’ commentary is unrestricted. The financial statements and investment portfolio are mailed separately from the commentary. Both the commentary and the financial statements, including the portfolio of investments, will be available on our website at www.gabelli.com.
This report is printed on recycled paper.

GLOBAL
MULTIMEDIA
TRUST inc.
To Our Shareholders,
     The Gabelli Global Multimedia Trust’s (the “Fund”) net asset value (“NAV”) total return was 8.8% during the first quarter of 2010, compared with gains of 5.4% and 3.2% for the Standard & Poor’s (“S&P”) 500 Index and the Morgan Stanley Capital International (“MSCI”) World Free Index, respectively. The total return for the Fund’s publicly traded shares was 12.1% during the first quarter. For the one year period ending March 31, 2010, the Fund’s NAV total return was 91.3% and the total return for the Fund’s publicly traded shares was 119.2%, compared with gains of 49.7% and 52.4% for the S&P 500 Index and the MSCI World Free Index, respectively. On March 31, 2010, the Fund’s NAV per share was $8.38, while the price of the publicly traded shares closed at $7.43 on the New York Stock Exchange (“NYSE”).
Shareholder Value
     (Y)our management team is committed to enhancing shareholder value, both for the companies in which it invests and for (y)our Fund. Initiatives include:
1. The Management Team – This Fund was created in 1994, as a spinoff from The Gabelli Equity Trust. The world in which the Fund invests has become more interconnected and more complex. In early 2005, the Fund added Larry Haverty to its portfolio team. Larry brought us expertise in the Internet and video games, the two fastest growing areas of all media and complemented our expertise in global gaming. Larry also brought a healthy amount of skepticism (good for fighting bubbles) as he was one of the early skeptics of AOL’s promise and the AOL Time Warner merger. Since Larry arrived on the scene, the Fund has outperformed conventional U.S. market averages in spite of a dreadful 2008. We recently added Chris Marangi to the portfolio management team. Chris has a stellar academic and professional background and almost fifteen years of professional experience, seven of it with Gabelli Funds affiliates. Chris has long followed John Malone and his Liberty group of companies for the institutional research affiliate, Gabelli & Company, and brings unparalleled expertise in assessing Dr. Malone’s chessboard-like moves. John Malone’s companies now represent over 15% of our portfolio and have created significant wealth for our shareholders. We welcome Chris to our investment team.
2. Results – These wonderful businesses in which we invest also encompass highly volatile stocks. This is the world we inhabit as a sector fund. Their stock prices can go down, but they can also go up. We correctly assessed the opportunities at the bottom of the market in February and March of 2009. (Y)our Board of Directors temporarily suspended the 5% annual distribution to shareholders, believing your investment team could successfully invest the capital rather than distributing it. Since that decision, the publicly traded shares of the Fund have more than tripled in price. Over the one year period ended March 31, 2010, the NAV of the Fund has outperformed conventional market averages by approximately 75% or more. This performance places the Fund in the top 5% of all equity funds. This performance underscores the investment skills of (y)our team.
3. Fairness – The Fund, like many closed-end funds, issues preferred stock. The Fund currently has approximately $35 million of preferred stock assets outstanding. Unlike most management companies, your Investment Adviser does not receive a management fee on the incremental assets attributable to the Preferred Stock unless the total return of the net asset value of the common stock during the year exceeds the stated dividend rate of each particular series of Preferred Stock for the fiscal year. This aligns shareholder and management interests.
4. Controlling the Discount – Most closed-end funds trade at a discount to their net asset values. Your Investment Adviser has four other closed-end funds that – as we write – trade at a premium to their net asset values. We use several methods in an effort to narrow the discount:
     a. Managed Distributions – When market conditions are appropriate, the Fund’s Board of Directors strives to provide shareholders with periodic cash distributions of the Fund’s income, earnings and capital. With interest rates low, many shareholders are seeking a consistent level of cash flow and the Fund endeavors to be responsive to those shareholders when we feel we can earn the distribution. The Board reinstated the Fund’s distribution policy, at an annual rate of 10% with cash distributions payable in four quarterly installments. This should widen the class of investors attracted to the Fund.
     b. Share Repurchases – The Board has authorized the Fund to repurchase its common shares in the open market from time to time when such shares are trading at a discount of 10% or more from NAV. The Fund is limited by SEC rules pertaining to share repurchases as to how many shares we can repurchase on a given day, but our repurchases are substantial and have been increasing. The Board will be asked to consider a proposal to repurchase shares when they trade at a discount of 5% or more from NAV. Since inception, we have repurchased approximately 1.4 million common shares, relative to approximately 14 million shares currently outstanding.
     c. Media Presentations – All three co-managers are frequent visitors to print and electronic media. This attests to the media’s appreciation of our professional competence but it also places the Fund’s name in front of the public and may attract new and different investors to our Fund.
     Dissident Investor Threat. This year, the Fund has been experiencing a threat from Arthur Lipson and Western Investment, LLC, a hedge fund advisor that Mr. Lipson controls. Mr. Lipson and Western are in the business of attacking closed-end funds whose stock may trade at a discount to NAV. Mr. Lipson’s commitment is not to you, the long-term investors in the Fund, but to the hedge funds he controls and for whom he is trying to generate a profit by attacking closed-end funds, their boards and managements.
     The Fund initiated a lawsuit against Mr. Lipson and Western because the Fund believes they have acquired shares of the Fund in violation of certain provisions of the federal securities laws. Without addressing the merits of the Fund’s claim, the Court stated that only the SEC, and not the Fund or its investors, could enforce these particular provisions, and therefore that the lawsuit could not proceed. We agree that these laws should be enforced. Hedge funds should not be permitted to subvert the intent of SEC rules by acquiring shares of a closed-end fund in several different hedge funds to avoid rules that limit the ownership of shares of a closed-end fund in a single hedge fund.
     As always, thanks for your support. We continue to work hard on your behalf.
Comparative Results
Average Annual Returns through March 31, 2010 (a)

							Since
							Inception
	Quarter	1 Year	3 Year	5 Year	10 Year	15 Year	(11/15/94)
Gabelli Global Multimedia Trust
NAV Total Return (b)	8.83%	91.32%	(14.39)%	(2.66)%	(4.86)%	6.80%	6.82%
Investment Total Return (c)	12.07	119.17	(13.50)	(1.31)	(3.84)	7.22	6.60
S&P 500 Index	5.39	49.73	(4.16)	1.92	(0.65)	7.75	8.33 (d)
MSCI World Free Index	3.24	52.37	(5.41)	2.89	(0.03)	5.92	6.16 (d)

(a)	Returns represent past performance and do not guarantee future results. Investment returns and the principal value of an investment will fluctuate. When shares are sold, they may be worth more or less than their original cost. Current performance may be lower or higher than the performance data presented. Visit www.gabelli.com for performance information as of the most recent month end. Performance returns for periods of less than one year are not annualized. Investors should carefully consider the investment objectives, risks, charges, and expenses of the Fund before investing. The S&P 500 and MSCI World Free Indices are unmanaged indicators of stock market performance. Dividends are considered reinvested except for the MSCI World Free Index. You cannot invest directly in an index.

(b)	Total returns and average annual returns reflect changes in the NAV per share, reinvestment of distributions at NAV on the ex-dividend date, and adjustments for rights offerings and are net of expenses. Since inception return is based on an initial NAV of $7.50.

(c)	Total returns and average annual returns reflect changes in closing market values on the New York Stock Exchange, reinvestment of distributions, and adjustments for rights offerings. Since inception return is based on an initial offering price of $7.50.

(d)	From November 30, 1994, the date closest to the Fund’s inception for which data is available.

10% Distribution Policy for Common Stockholders
     The Board of Directors of the Fund (the “Board”) declared a $0.20 per share cash distribution payable on June 23, 2010 to common stock shareholders of record on June 16, 2010 pursuant to the Fund’s recent adoption of a 10% annual distribution policy.
     The Fund had a 5% distribution policy in place from 2005–2008. The Board elected to suspend this distribution policy in February 2009 given the financial market environment at that time.
     The Board believes that reinstituting a distribution policy is appropriate in the current economic climate given the significant positive performance of the Fund over the past year and the success of a similar distribution policy of the Gabelli Equity Trust from which the Fund was spun-off in November 1994. The Equity Trust instituted a 10% distribution policy for its common shareholders in 1988, which has been beneficial in the market price of the Equity Trust’s publicly traded common shares generally tracking the Equity Trust’s NAV per share over the long term. The Board also believes the distribution policy may serve as a catalyst to realize value for the Fund’s common shareholders. The Board recognizes that cash flow is a consideration for many of the Fund’s shareholders and believes that periodic cash distributions may attract investors seeking a consistent level of cash flow. A distribution policy is one of several shareholder initiatives the Board has implemented in its effort to narrow the discount to net asset value of the Fund’s publicly traded common shares. With these initiatives, the Board believes that the Fund’s publicly traded common shares would more closely track the Fund’s NAV per share. The Fund’s distribution policy is subject to modification by the Board at any time.

Global Allocation
     The accompanying chart presents the Fund’s holdings by geographic region as of March 31, 2010. The geographic allocation will change based on current global market conditions. Countries and/or regions represented in the chart may or may not be included in the Fund’s future portfolio.
HOLDINGS BY GEOGRAPHIC REGION – 03/31/10
Equity Mix
     The Fund’s investment premise falls within the context of two main investment themes: 1) companies involved in creativity, as it relates to the development of intellectual property rights (copyrights); and 2) companies involved in distribution, as it relates to the delivery of these copyrights. Additionally, this includes the broad scope of communications and communications related services such as basic voice, data, and the Internet.
     The accompanying chart depicts the equity mix of the copyright/creativity and distribution companies in the Fund’s portfolio as of March 31, 2010. This equity mix does not include U.S. Government securities and may change in the future.
HOLDINGS BY CLASSIFICATION – 03/31/10

COMMENTARY
Spring Forward with Peter Sellers and Yogi Berra
     The Rites of Spring are now fully upon us. The execs at CBS are surely smiling about the stellar performance of the NCAA Basketball Tournament, now and probably forever known as “March Madness.” Once again, upsets ruled the day and ratings were strong, as were the streaming Internet revenues from the event. The Masters Golf Tournament aired, made much more interesting by the return of Tiger Woods, and the beloved (or despised, depending on your zip code) New York Yankees will begin the defense of their World Series Championship to the cry of “play ball” in fields and stadiums throughout the country. Spring is a season for optimists. Reflecting this sentiment, your Fund had a strong first quarter, appreciating 8.8%, and your Board of Directors reinstated a distribution policy at an annual rate of 10%, firm in their belief that the Fund could earn those returns from this fairly low level of market prices. Undoubtedly they were inspired by two of our favorite media prognosticators, Chauncy Gardiner, brilliantly played by Peter Sellers in “Being There,” who stated “Yes! There will be growth in the spring,” and Baseball Hall of Famer Yogi Berra, of an earlier but no less famous Yankee era, with the words: “It’s like déjà vu all over again.”
     It is certainly true that hope springs eternal in the human species (and in media investors), but that hope is colored by experience and reality. Continuing this strong run requires believing in the ability to forecast the future, about which the eminent economist John Kenneth Galbraith once commented “the only function of economic forecasting is to make astrology look respectable.” Nevertheless, recent news has been good and there are reasons for continued optimism. Let’s review some of these reasons:
1.	In spite of what some call “The Bubble of Politics,” the economy and media businesses are recovering nicely from what we now describe as “The Great Recession.” Technology has allowed consumers to use more media daily, and both politics and content providers have produced good material for consumption. Hollywood is clearly in either a new golden era or a strong up cycle, helped by the revival of 3-D (“Avatar” and “Alice in Wonderland”), and the political debate on health care reform has tightened advertising markets. Major media firms, along with the rest of corporate America, have watched their spending levels, and decent revenue gains have found their way to the bottom line. Merger activity in this industry has been tepid at best (mergers have rarely added to value among media firms), and most firms, like Chauncy Gardiner, have tended to their own gardens, or, as Warren Buffett would say, their core competencies. Investors have responded well.

2.	Political externalities have also helped our industry – and this state of affairs has rarely occurred. In mid March, the FCC unveiled its National Broadband Plan, and while the plan may be debated for years to come, the idea that broadband at higher and higher speeds is a national priority will not be debated. Media distribution firms, particularly those in cable, have now found themselves in the right place at the right time, and the market has responded by according them a higher multiple on their cash flows (“re-rated upward” is the British term for this). To some extent, the government has only really validated conventional consumer behavior in media.

3.	For many years, the statement “consumer electronics is cyclical” has been largely a truism. If we go into a consumer recession such as the one we endured recently, consumer spending on goods and services, and surely spending on consumer electronics, will falter. True – but only if the past is prologue to the future – and in this case it is not. Media consumption is clearly moving up the consumer food chain. As the management of Best Buy remarked during the company’s last quarterly earnings conference call, it is no longer optional for the consumer to stay connected – it is a necessity. To verify this, we ask our readers to conduct a census of the televisions, smartphones, cell phones, personal computers, and land line phones in their households, and to total the monthly bills for subscriptions to the same. The results will probably astound to the upside on both quantity and monthly cost. The services your Fund invests in have moved up the consumer’s list of priorities, explaining to some extent the Fund’s strong performance in this market recovery period.

     The Fund has now had four consecutive “up” quarters. The record is seven (the fourth quarter of 1995 through the second quarter of 1997). Will the good times continue to roll? Here we enter the treacherous realm of forecasting, and we are respectful of the perils. We do not wish to retire to the astrology business!
Positives
     Valuations are reasonable in relation to both Private Market Values and interest rate levels. Late in the quarter, Time Warner, an informed private market buyer, bought back a minority stake in some Latin American HBO businesses. The valuation was ten times cash flow for a minority interest. The financing cost of this small ($200 million) deal was clearly attractive relative to the cash flow return. The deal should be both accretive to Time Warner shareholders and helpful to Sony shareholders in that they received good value for a minority interest that was probably ignored by most investors in their valuation of that entity.
     Technology clearly remains a friend of the industry. The proliferation of smartphones, particularly the Apple iPhone, continues to astound. The trend stimulates bandwidth consumption and leads to the creation of new businesses like Twitter, as well as what we now call “casual games.” Google’s rise has led to the creation of hundreds, if not thousands, of jobs in search engine and social marketing. 3-D has taken the film industry by storm, leading to box office records in 2009 and the first quarter of 2010, with “Avatar” reigning as the top grossing film of all time by more than $800 million. 3-D television sets are already on sale, with four million expected to sell in 2010 and over thirteen million in 2011. The first model on the market sold out in days at Best Buy. At this pace, 3-D televisions will be the fastest adopted product in consumer electronics history. All of this is stimulating media consumption, leading to content creation opportunities and eventually to new and probably additive advertising markets.
     The media calendar is now favorable. The FIFA World Cup will be a second to third quarter event that will be televised to many commercial venues in 3-D, including movie theatres. In the United States, politics is still bubbling, and media spending on it will surely reach record non-Presidential election year levels, providing a windfall to television station owners who will use it to combat an overdose of financial leverage. Many of these stocks have already responded to the potential impact of a surefire cure for leverage. Advertising forecasts for 2010 have already been increased once, and we suspect this will not be the last increase.
Concerns
     It is very clear that the enemy of equity investors is accelerating inflation. With inflation at very low levels for several quarters, if not years, it appears that this problem will increase. In the media, it is present in two areas:
     Recently, theatres aggressively increased prices for IMAX and 3-D showings of the blockbuster hit “Alice in Wonderland” and the DreamWork’s release “How to Train Your Dragon.” It now could cost a family of four close to $80 for a two hour experience – before the popcorn. This price increase seems singularly ill advised and has resulted in bad press for the exhibition subsector. The bad press is probably deserved. We shall see if the price increases hold, particularly if future content is less popular than recent releases.
     Owners of local television stations and networks are engaging in a complex intra industry skirmish called “retransmission consent.” The idea is that the cable or satellite operator should pay for network over the air broadcast signals at a rate equivalent to that of cable networks like USA and ESPN. The network owners (CBS, FOX, etc.) have the stronger side of this battle and usually the cable operator agrees to their demands after a threat of witholding “Must See TV” like the Oscars or the Super Bowl.
     The problem is that the charge is immediately passed onto the cable or satellite subscriber with a markup. To see the overall impact, compare your cable or satellite bill to one of a year ago – the result will probably be a six to nine percent price increase. This really stands out in an environment of zero to two percent inflation, and it is only a matter of time until Washington gets involved. This is rarely good for multiples.
     It is said in the casino gaming industry that all the operator needs is the player’s time at the table or the slot machine. Once the time is adequate, everything else takes care of itself. A similar paradigm applies in media. The industry does not only produce good content. Right now, especially in theatrical films, it is on a hot streak and seems unusually in line with consumer tastes. But all good things must end, and this one surely will. As several sage investors have remarked, “stocks with unlimited visibility are usually sales.” This is especially true when some of the content, like 3-D, may have a fad component. Your portfolio team lived through the first 3-D cycle as consumers, not investors, and they remember it ended badly. Nobody talks about the gross receipts of “Bwana Devil.”
     While the industry has benefited from a shift in consumer preference towards its products, federal, state, and local deficits will surely result in an increase in taxation and reduction in disposable income levels. This will surely lower demand levels for discretionary media products. While this will probably be a focused decline, it will happen, and investors will most likely prepare for it by taking defensive measures.
     Overall, your managers remain in an optimistic mode. Perhaps the best term is an historical one: “Watchful Waiting.” Let’s hope that the ending is a happy one, and that our guest prognosticators, Chauncey and Yogi, are on the side of the angels (and not the baseball variety). Four up quarters down. Four more to go. Thanks for your support!
Winners and Laggards

Winners
     Positive forces prevailed in world stock markets in the first quarter of 2010, a good thing for our exposure in consumer discretionary industries. While moving in a positive direction, strength was not as great as it was in mid 2009, but it was still quite broadly based: twice as many of our securities appreciated than depreciated. While no securities advanced much more than 60%, twenty-three securities gained more than 25%, reflecting a broad confluence of positive factors. Below we highlight some of the more interesting winners.
1.	HSN is the reincarnation of the cable TV network known to us all as the Home Shopping Network. Spun off from Barry Diller’s Internet conglomerate Interactive Corp., HSN, as it is known to investors, has been rejuvenated by former Nike executive Mindy Grossman. She has focused the merchandise assortment, raising stock turns, gross margins, and reducing costly returns. A student of retailing would call this a classic textbook turnaround and would give her an “A” grade. The impact of her efforts was a doubling of operating cash flow in a hostile external retailing environment in the two most recent quarters, a remarkable achievement when one realizes that her target customer base was surely damaged significantly by the massive economic contraction. HSN appreciated nearly 50% in the quarter as the stock market also awarded her the “A” grade. If there is a downside to this story, it is that the strength of the stock renders it less attractive as an acquisition candidate, although, armed now with a high valuation, it would not be hard to see HSN as a buyer rather than a seller of media assets.

2.	eBay changed management a few years ago and it has become more focused after selling a majority stake in its Skype communication subsidiary, which never really fit with the Internet auction site. This has allowed investors to concentrate their analysis on the two remaining businesses, the auction site and the PayPal payments subsidiary. The latter has been growing rapidly (over 50%) and erecting barriers to entry along with the growth as it becomes THE preferred means of payment for Internet transactions. As so often happens in cases like this, investors begin to value eBay as a sum of the parts, awarding PayPal a high multiple of its cash flow for its progress and future outlook. This serves to highlight an extraordinarily low valuation for the auction business, where a well articulated turnaround strategy is making steady progress. The combination of this valuation exercise was to highlight the eBay stock as an extraordinary value in the consumer sphere, and investors rushed to participate in the Wall Street sale. We are very enthusiastic here and expect more steady progress in future quarters.

3.	Time Warner Cable is another spin off, this time from Time Warner (is there a message here?). The stock has been trading publicly for about a year and has consistently met investor expectations. One might place its performance in the “three yards and a cloud of dust” category. In the past year it has more than doubled in price and almost 25% of that gain happened in this quarter. Although there has been no change in near term cash flow expectations, investors revalued the cash flow upward as the National Broadband Plan highlighted the strategic importance of cable and competitor/overbuilder Verizon announced it was limiting its FiOS TV/Internet/phone strategy to markets in which it has commenced operations, removing a competitive threat to the company’s cash flow. This performance is another chapter in the investing handbook on the importance of corporate focus, and the likelihood that slow and steady wins the race.
Laggards
     As value investors, we tend to love the unloved, although we love for stocks to go up as well (especially just after we buy them). In this section, we highlight some of our current problem children who are, we believe, making solid (if currently unappreciated) progress, and have the potential to migrate to the preceding section in the quarters to come.
1.	Monster Worldwide is now the leading Internet job site, having purchased competitor Hot Jobs from Yahoo! in the past few months. As everyone knows, this recession has been very tough on job creation and Monster’s cash flow was hurt by this, as well as by the costs associated with an aggressive push into global markets. We now believe the stage is set for better results from this firm. The sector has consolidated and is clearly not going away, and job growth should resume globally in the second quarter. Monster appears to be in the right place at the right time and the company is well led. Although the market has not yet discounted a cash flow recovery, we think it will reward this as it occurs, a time that should be soon upon us.

2.	Verizon has been a disappointing stock for a number of years. Investor concerns are concentrated in three areas. One is loss of cash flow from land line terminations. Two is excessive capital spending relative to cash flow potential from the FiOS endeavor in television and Internet. Three is how Verizon can unlock the cash flow from the Verizon Wireless partnership with Vodafone which has created one of the finest wireless businesses in the world. While land line contraction will surely continue, management is addressing the other two concerns vigorously. It will open no new FiOS markets, which will limit cash flow drains, and it expects to negotiate a favorable resolution to its wireless partnership, which will calm investor concerns about its ability to access the cash flow of that partnership. The net effect should be an increase in investor confidence about the safety of the dividend, which provides investors with over a 5.7% current yield. That alone should be enough to keep this stock out of this section for some time to come.

3.	U.S. Cellular is a large cellular operator in several midwestern markets. It has scale in those markets but lacks both the ability to grow outside of them and the ability to dominate either Verizon or AT&T within them. Consequently, it has steadily lost market share, and its cash flow growth and the multiple awarded that growth by investors has eroded. Apple’s decision to award sale of the iPhone to AT&T on an exclusive basis in the United States is another problem the company has faced. However, if your managers were to list companies they thought might be acquired at a premium, U.S. Cellular might rank first, second, and third on the list. Verizon is the most likely acquirer as its systems overlap with U.S. Cellular and its improving corporate focus discussed above increases the probability of a deal sooner rather than later. Our analysis also suggests that this is a very cheap stock even after placing full weight on the problems discussed above.

Let’s Talk Stocks
     The following are stock specifics on selected holdings of our Fund. Favorable earnings prospects do not necessarily translate into higher stock prices, but they do express a positive trend that we believe will develop over time. Individual securities mentioned are not necessarily representative of the entire portfolio. The share prices of the following holdings are stated in U.S. dollars or U.S. dollar equivalent terms as of March 31, 2010.
DIRECTV (DTV - $33.81 - Nasdaq) is the dominant distributor of satellite television in the United States. DTV is controlled by Dr. John Malone, probably the Fund’s finest investor/operator. Under various leaders, the company has also delivered superb long-term results for the Fund; the original position has tripled in value. Business fundamentals remain rock solid as previous strategies look to be continued by new CEO Mike White, a well respected former PepsiCo manager. These include a concentration in the high end of the consumer marketplace, a leadership position in HD (and soon 3—D) television, and a strategy of offering unique content to sports enthusiasts, including NFL Sunday Ticket, a Masters golf package, and the NCAA “March Madness” Basketball Tournament. Further opportunities could come from the severe patent infringement problems at EchoStar, its only satellite competitor. Many investors also think that Dr. Malone will sell the firm to one of the two large telephone companies, AT&T or Verizon. Both seem to have flawed video strategies, and a deal would make strong business sense.
Gaylord Entertainment Co. (GET - $29.29 - NYSE) is an operator of very large hotels in four major U.S. metropolitan areas that cater to large meetings and conventions. Single-minded customer focus gives the corporation a leg up on its competitors as does its emphasis on hospitality and customer comfort, two goals achieved by maintaining a low level of associate turnover. The recession battered the company’s business model, but a decent snapback is now taking place and the stock has discounted a full recovery in cash flow. Helping matters greatly was the completion of the $1.1 billion Gaylord National Hotel and Convention Center near Washington, D.C. The unusual nature of this cycle has made Washington the nation’s strongest business area, and the national dominates the local convention meeting market. No projects of significance are currently underway, allowing a rapid buildup of cash. We believe Gaylord’s assets would be very desirable to others in its industry, Marriott in particular.
Grupo Televisa SA (TV - $21.02 - NYSE) is the dominant Mexican television producer, with market share approaching 65%. TV has successfully diversified its highly cash generative television business into cable and satellite television distribution systems. In spite of a very weak Mexican economy and the weak peso, TV’s basic business has performed solidly as its book of advertisers is weighted toward non-cyclic consumer packaged goods firms. Its satellite and cable television businesses have performed far better than one might expect. A monopoly position in satellite has helped, as has the fact that cable television is in its infancy in Mexico. A recovering world economy, a concentrated effort by the government to fight the drug cartels, and the World Cup soccer tournament starting in June should help to produce good 2010 results. Valuation is low for a firm with these dominant market positions.
Rogers Communications Inc. (RCI - $34.13 - NYSE) is a large Canadian cellular company with interests in cable, television, and radio stations, as well as Canadian sports businesses. Rogers has been a superb stock for the Fund throughout the years, as the original position has increased more than six times in value. Like many media businesses, Rogers has reached the point in its maturity cycle where it has become a prodigious generator of free cash flow, much of which has been used for vigorous dividend increases from virtually nothing to a now generous level of over $1.25 per share. Rogers had a rare period of underperformance in 2008 as Canadian investors fretted over the potential impact of a new fourth competitor in the cellular business, but they now have concluded that the new entrant will threaten little but its investors’ wealth. With the resource-rich Canadian economy recovering, and the very successful conclusion of the Vancouver Olympics, the stock and the business are both strengthening. Because cellular penetration in Canada is below many nations, we expect these trends to continue.

Wynn Resorts Ltd. (WYNN - $75.83 - Nasdaq) is a large operator of casino hotels in Las Vegas and Macau. Under the leadership of Steve Wynn, the company diligently pursues the high end of the gaming market, with facilities designed to provide the ultimate in comfort and gaming experience to the client. Wynn has augmented this tested operating strategy with the industry’s strongest balance sheet and an ample supply of buildable land (some under option) in both Macau and Las Vegas. Currently, business in Macau is very strong, and the company has solidified its financial position with a successful equity offering of a minority stake in its Asian operations. That security issue valued the Macau holdings at a very significant premium to those in Las Vegas, and an expansion will open shortly in Macau. Cash flow in Las Vegas is still very depressed, but it is expected to recover slowly.
Sincerely,

Mario J. Gabelli, CFA	Lawrence J. Haverty, CFA	Christopher J. Marangi
Portfolio Manager and	Associate Portfolio Manager	Associate Portfolio Manager
Chief Investment Officer
April 20, 2010
     Note: The views expressed in this Shareholder Commentary reflect those of the Portfolio Managers only through the end of the period stated in this Shareholder Commentary. The Portfolio Managers’ views are subject to change at any time based on market and other conditions. The information in this Portfolio Managers’ Shareholder Commentary represents the opinions of the individual Portfolio Managers and is not intended to be a forecast of future events, a guarantee of future results, or investment advice. Views expressed are those of the Portfolio Managers and may differ from those of other portfolio managers or of the Firm as a whole. This Shareholder Commentary does not constitute an offer of any transaction in any securities. Any recommendation contained herein may not be suitable for all investors. Information contained in this Shareholder Commentary has been obtained from sources we believe to be reliable, but cannot be guaranteed.
Portfolio Manager Compensation
     Mr. Gabelli’s incentive-based, variable compensation structure and dollar amount have been fully disclosed each year since April of 2000 in the annual proxy statement for GAMCO Investors, Inc. (NYSE:GBL). Mr. Gabelli receives no base salary, no annual bonus, and no stock options.
     As founder and portfolio manager of The Gabelli Global Multimedia Trust Inc., Mr. Gabelli received $37,294 in calendar year 2009. For the Fund’s first twelve months of operation starting in November 1994, Mr. Gabelli received less than $220,000. Mario J. Gabelli and various entities he is deemed to control owned 615,114 common shares of the Fund for a total amount invested of $4,570,296, as of March 31, 2010. Mr. Gabelli may not have pecuniary interest equal to a one hundred percent economic ownership in some of the entities he is deemed to control.

Common Stock Repurchase Plan
     On July 3, 1996, the Board voted to authorize the repurchase of the Fund’s common shares in the open market from time to time when such shares are trading at a discount of 10% or more from NAV. Pursuant to this share repurchase plan, the Fund repurchased and retired 149,800 common shares in the first quarter of 2010. In total through March 31, 2010, the Fund has repurchased and retired 1,414,533 shares in the open market under this share repurchase plan at an average investment of $8.30 per share and an average discount of approximately 15.6% from its NAV.
     Update: On April 19, 2010, the Board announced their intentions to review narrowing the threshold at which the Fund may repurchase shares at its next regularly scheduled board meeting in May. The Fund will provide notice of any modifications to the share repurchase parameters within its periodic reports to shareholders in accordance with Section 23(c) of the Investment Company Act of 1940, as amended.
6.00% Series B Cumulative Preferred Stock
     The Fund’s 6.00% Series B Cumulative Preferred Stock paid a $0.375 per share cash distribution on March 26, 2010 to preferred shareholders of record on March 19, 2010. The Series B Preferred Shares, which trade on the NYSE under the symbol “GGT Pr B”, are rated “Aaa” by Moody’s Investors Service and have an annual dividend rate of $1.50 per share. The Series B Preferred Shares were issued on April 1, 2003 at $25.00 per share and pay distributions quarterly. After five years of call protection, the Series B Preferred Shares became callable at any time at the liquidation value of $25.00 per share plus accrued dividends. The next distribution is scheduled for June 2010. The Fund is authorized to purchase its Series B Preferred Shares in the open market from time to time when such shares are trading at a discount to the liquidation value of $25.00. In total through March 31, 2010, the Fund has repurchased and retired 48,986 Series B Preferred Shares in the open market under this share repurchase authorization.
Series C Auction Rate Cumulative Preferred Stock
     The dividend rates for the Series C Auction Rate Cumulative Preferred Stock ranged from 0.105% to 0.240% during the first quarter of 2010. Dividend rates for the Series C Preferred Shares are cumulative at a rate that may be reset every seven days based on the results of an auction. Since February 2008, the number of Series C Preferred Shares subject to bid orders by potential holders has been less than the number of Series C Preferred Shares subject to sell orders. Therefore, the weekly auctions have failed, and the holders have not been able to sell any or all of the Series C Preferred Shares for which they submitted sell orders. The dividend rate since then has been the maximum rate. The current maximum rate is 150% of the “AA” Financial Composite Commercial Paper Rate on the day of such auction. The Series C Preferred Shares do not trade on an exchange. The Series C Preferred Shares are rated “Aaa” by Moody’s Investors Service and “AAA” by Standard & Poor’s Ratings Services. The Fund issued 1,000 Series C Preferred Shares on April 1, 2003 at $25,000 per share. As of March 31, 2010, 600 Series C Preferred Shares were outstanding.
     It should be noted that the Investment Adviser does not receive a management fee on the incremental assets attributable to the Preferred Stock unless the total return of the net asset value of the common stock during the year, including distributions and management fee subject to reduction, exceeds the stated dividend rate or corresponding swap rate of each particular series of Preferred Stock for the fiscal year. The Investment Adviser believes this fee arrangement is in the best interest of all shareholders.
     The Board shares the Investment Adviser’s view that the issuance of the Preferred Stock is designed to benefit the common shareholders. To the extent that the Fund earns in excess of the dividend rate on the Preferred Stock, additional value will thereby be created for its common shareholders.

     A portion of the distributions may be treated as long-term capital gain and qualified dividend income for individuals, each subject to the maximum federal income tax rate, which is currently 15% in taxable accounts for individuals. Long-term capital gains, qualified dividend income, and ordinary income, if any, will be allocated on a pro-rata basis to all distributions to preferred shareholders for the year. Based on the distribution allocations of the Fund as of March 17, 2010, the total distributions paid in 2010 include approximately 100% from paid-in capital. The estimated components of each distribution are provided to shareholders of record in a notice accompanying the distribution and are available on our website (www.gabelli.com). All shareholders with taxable accounts will receive written notification regarding the components and tax treatment for all 2010 distributions in early 2011 via Form 1099-DIV.
www.gabelli.com
     Please visit us on the Internet. Our homepage at www.gabelli.com contains information about GAMCO Investors, Inc., the Gabelli/GAMCO Mutual Funds, IRAs, 401(k)s, current and historical quarterly reports, closing prices, and other current news. We welcome your comments and questions via e-mail at closedend@gabelli.com.
     You may sign up for our e-mail alerts at www.gabelli.com and receive early notice of quarterly report availability, news events, media sightings, and mutual fund prices and performance.
e-delivery
     We are pleased to offer electronic delivery of Gabelli fund documents. Shareholders of our closed-end funds can now elect to receive e-mail announcements regarding available materials, including shareholder commentaries and fund reports. For more information or to register for e-delivery, please visit our website at www.gabelli.com.

Top Ten Holdings
March 31, 2010

The DIRECTV Group Inc.	Liberty Global Inc.
Grupo Televisa SA	News Corp.
Cablevision Systems Corp.	Vivendi
Rogers Communications Inc.	Telephone & Data Systems Inc.
Discovery Communications Inc.	Universal Entertainment Corp.

The Annual Meeting of The Gabelli Global Multimedia Trust’s shareholders will be held on Tuesday, June 8, 2010 at the Greenwich Library in Greenwich, Connecticut.

AUTOMATIC DIVIDEND REINVESTMENT
AND VOLUNTARY CASH PURCHASE PLANS
Enrollment in the Plan
     It is the policy of The Gabelli Global Multimedia Trust Inc. (the “Fund”) to automatically reinvest dividends payable to common shareholders. As a “registered” shareholder you automatically become a participant in the Fund’s Automatic Dividend Reinvestment Plan (the “Plan”). The Plan authorizes the Fund to credit shares of common stock to participants upon an income dividend or a capital gains distribution regardless of whether the shares are trading at a discount or a premium to net asset value. All distributions to shareholders whose shares are registered in their own names will be automatically reinvested pursuant to the Plan in additional shares of the Fund. Plan participants may send their stock certificates to Computershare Trust Company, N.A. (“Computershare”) to be held in their dividend reinvestment account. Registered shareholders wishing to receive their distributions in cash must submit this request in writing to:
The Gabelli Global Multimedia Trust Inc.
c/o Computershare
P.O. Box 43010
Providence, RI 02940–3010
     Shareholders requesting this cash election must include the shareholder’s name and address as they appear on the share certificate. Shareholders with additional questions regarding the Plan or requesting a copy of the terms of the Plan, may contact Computershare at (800) 336-6983.
     If your shares are held in the name of a broker, bank, or nominee, you should contact such institution. If such institution is not participating in the Plan, your account will be credited with a cash dividend. In order to participate in the Plan through such institution, it may be necessary for you to have your shares taken out of “street name” and re-registered in your own name. Once registered in your own name your distributions will be automatically reinvested. Certain brokers participate in the Plan. Shareholders holding shares in “street name” at participating institutions will have dividends automatically reinvested. Shareholders wishing a cash dividend at such institution must contact their broker to make this change.
     The number of shares of common stock distributed to participants in the Plan in lieu of cash dividends is determined in the following manner. Under the Plan, whenever the market price of the Fund’s common stock is equal to or exceeds net asset value at the time shares are valued for purposes of determining the number of shares equivalent to the cash dividends or capital gains distribution, participants are issued shares of common stock valued at the greater of (i) the net asset value as most recently determined or (ii) 95% of the then current market price of the Fund’s common stock. The valuation date is the dividend or distribution payment date or, if that date is not a New York Stock Exchange (“NYSE”) trading day, the next trading day. If the net asset value of the common stock at the time of valuation exceeds the market price of the common stock, participants will receive shares from the Fund valued at market price. If the Fund should declare a dividend or capital gains distribution payable only in cash, Computershare will buy shares of common stock in the open market, or on the NYSE or elsewhere, for the participants’ accounts, except that Computershare will endeavor to terminate purchases in the open market and cause the Fund to issue shares at net asset value if, following the commencement of such purchases, the market value of the common stock exceeds the then current net asset value.
     The automatic reinvestment of dividends and capital gains distributions will not relieve participants of any income tax which may be payable on such distributions. A participant in the Plan will be treated for federal income tax purposes as having received, on a dividend payment date, a dividend or distribution in an amount equal to the cash the participant could have received instead of shares.
Voluntary Cash Purchase Plan
     The Voluntary Cash Purchase Plan is yet another vehicle for our shareholders to increase their investment in the Fund. In order to participate in the Voluntary Cash Purchase Plan, shareholders must have their shares registered in their own name.
     Participants in the Voluntary Cash Purchase Plan have the option of making additional cash payments to Computershare for investments in the Fund’s common shares at the then current market price. Shareholders may send an amount from $250 to $10,000. Computershare will use these funds to purchase shares in the open market on or about the 1st and 15th of each month. Computershare will charge each shareholder who participates $0.75, plus a pro rata share of the brokerage commissions. Brokerage charges for such purchases are expected to be less than the usual brokerage charge for such transactions. It is suggested that any voluntary cash payments be sent to Computershare, P.O. Box 43010, Providence, RI 02940–3010 such that Computershare receives such payments approximately 10 days before the 1st and 15th of the month. Funds not received at least five days before the investment date shall be held for investment until the next purchase date. A payment may be withdrawn without charge if notice is received by Computershare at least 48 hours before such payment is to be invested.
     Shareholders wishing to liquidate shares held at Computershare must do so in writing or by telephone. Please submit your request to the above mentioned address or telephone number. Include in your request your name, address, and account number. The cost to liquidate shares is $2.50 per transaction as well as the brokerage commission incurred. Brokerage charges are expected to be less than the usual brokerage charge for such transactions.
     For more information regarding the Automatic Dividend Reinvestment Plan and Voluntary Cash Purchase Plan, brochures are available by calling (914) 921-5070 or by writing directly to the Fund.
     The Fund reserves the right to amend or terminate the Plan as applied to any voluntary cash payments made and any dividend or distribution paid subsequent to written notice of the change sent to the members of the Plan at least 90 days before the record date for such dividend or distribution. The Plan also may be amended or terminated by Computershare on at least 90 days written notice to participants in the Plan.

DIRECTORS AND OFFICERS
THE GABELLI GLOBAL MULTIMEDIA TRUST INC.
One Corporate Center, Rye, NY 10580-1422

Directors
Mario J. Gabelli, CFA
  Chairman & Chief Executive Officer,
  GAMCO Investors, Inc.

Dr. Thomas E. Bratter
  President & Founder, John Dewey Academy

Anthony J. Colavita
  President,
  Anthony J. Colavita, P.C.

James P. Conn
  Former Managing Director &
  Chief Investment Officer,
  Financial Security Assurance Holdings Ltd.

Frank J. Fahrenkopf, Jr.
  President & Chief Executive Officer,
  American Gaming Association

Anthony R. Pustorino
  Certified Public Accountant,
  Professor Emeritus, Pace University

Werner J. Roeder, MD
  Medical Director,
  Lawrence Hospital

Salvatore J. Zizza
Chairman, Zizza & Co., Ltd.

Officers
Bruce N. Alpert
  President

Carter W. Austin
  Vice President & Ombudsman

Joseph H. Egan
  Acting Treasurer

Peter D. Goldstein
  Chief Compliance Officer & Acting Secretary

Laurissa M. Martire
  Vice President

Agnes Mullady*
  Treasurer & Secretary

Investment Adviser
Gabelli Funds, LLC
One Corporate Center
Rye, New York 10580-1422

Custodian
State Street Bank and Trust Company

Counsel
Willkie Farr & Gallagher LLP

Transfer Agent and Registrar
Computershare Trust Company, N.A.

Stock Exchange Listing

		6.00%
	Common	Preferred
NYSE–Symbol:	GGT	GGT PrB
Shares Outstanding:	13,670,353	791,014

*	Agnes Mullady is on a leave of absence for a limited period of time.
The Net Asset Value per share appears in the Publicly Traded Funds column, under the heading “Specialized Equity Funds,” in Monday’s The Wall Street Journal. It is also listed in Barron’s Mutual Funds/Closed End Funds section under the heading “Specialized Equity Funds.”
The Net Asset Value per share may be obtained each day by calling (914) 921-5070 or visiting www.gabelli.com.

For general information about the Gabelli Funds, call 800-GABELLI (800-422-3554), fax us at 914-921-5118, visit Gabelli Funds’ Internet homepage at: www.gabelli.com, or e-mail us at: closedend@gabelli.com

Notice is hereby given in accordance with Section 23(c) of the Investment Company Act of 1940, as amended, that the Fund may, from time to time, purchase shares of its common stock in the open market when the Fund’s shares are trading at a discount of 10% or more from the net asset value of the shares. The Fund may also, from time to time, purchase shares of its preferred stock in the open market when the preferred shares are trading at a discount to the liquidation value.

THE GABELLI GLOBAL MULTIMEDIA TRUST INC. One Corporate Center Rye, NY 10580-1422 (914) 921-5070 www.gabelli.comShareholder Commentary March 31, 2010 GGT Mar/2010